[GRAPHIC] CASCADE
                                                                         BANCORP
                                                           1100 N.W. Wall Street
                                                              Bend, Oregon 97701


March 18, 2003

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the "Company") to be held on Monday, April 21, 2003 at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

      The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describes the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and Officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company's independent auditors, will be present to respond to appropriate shareholder questions.

      Enclosed are the Company's Annual Report and Form10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management's discussion and analysis of financial condition and results of operations.

            YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

      Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

/s/ Gregory D. Newton

Gregory D. Newton
Secretary

                                 CASCADE BANCORP
                               1100 NW Wall Street
                               Bend, Oregon 97701

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    To be Held at Bend Golf and Country Club
                                On April 21, 2003

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders of Cascade Bancorp (the "Company") will be held on:

                             Monday, April 21, 2003
                             5:30 p.m., Local Time
                             Bend Golf and Country Club
                             61045 Country Club Drive, Bend, Oregon.

      A Proxy and Proxy Statement for the Meeting are enclosed herewith.

      The Meeting is for the purpose of considering and acting upon:

      Item 1. The election of one class "A" director of the Company;

      Item 2. The approval of the First Amendment to the 2002 Stock Option Plan; and

      Item 3. To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

      NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

      Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Only shareholders of record at the close of business on March 7, 2003 are entitled to notice of, and to vote at, the Meeting or any adjournment or adjournments thereof.

      We urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope.

                                          By Order of the Board of Directors

                                          /s/ Gregory D. Newton

                                          Gregory D. Newton
                                          SECRETARY

Bend, Oregon
March 14, 2003

                             STOCK PERFORMANCE GRAPH

      The graph below compares the yearly percentage change in the cumulative shareholder return on the Company's common stock during the five years ended December 31, 2002 with: (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and
(ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1997, in the Company's common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

                              [LINE GRAPH OMITTED]

                                                     Period Ending
                          ----------------------------------------------------------------
Index                     12/31/97   12/31/98   12/31/99   12/31/00    12/31/01   12/31/02
------------------------------------------------------------------------------------------
Cascade Bancorp (CACB)      100.00      95.46      76.57      85.02      124.86     163.43
NASDAQ - Total US*          100.00     140.99     261.48     157.42      124.89      86.33
NASDAQ Bank Index*          100.00      99.36      95.51     108.95      117.97     120.61
Cascade Peer Group**        100.00     116.79     111.99      82.02      104.14     129.62

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003. Used with permission. All rights reserved. crsp.com.

** Cascade Bancorp's Peer Group consists of publicly traded commercial banks, excluding Cascade Bancorp, headquartered in Oregon, Washington, and Idaho.

                                 PROXY STATEMENT
                                       OF
                                 CASCADE BANCORP
                              1100 N.W. Wall Street
                               Bend, Oregon 97701
                                 (541) 385-6205

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 21, 2003

      This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about March 18, 2003, for use in connection with the solicitation of proxies by the Board of Directors of Cascade Bancorp (the "Company"), a financial holding company, to be used at the 2003 Annual Meeting of Shareholders of the Company (hereinafter called the "Meeting") which will be held on Monday, April 21, 2003, at 5:30 p.m., Local Time, at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon 97702, or at any adjournment or adjournments thereof.

                              REVOCATION OF PROXIES

      Shareholders who execute proxies retain the right to revoke them at any time prior to exercise. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. A proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below and, with respect to other proposals, as recommended by the Board of Directors. The mere presence of a shareholder at the meeting will not revoke a proxy. The presence, in person or by proxy, of a simple majority of the total number of shares of Common Stock outstanding will be necessary to constitute a quorum at the Meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Shareholders of record as of the close of business on March 7, 2003 are entitled to one vote for each share held. As of March 7, 2003, the Company had 12,563,072 shares of Common Stock issued and outstanding. The Company did not have any other class of equity securities outstanding on the record date. A simple majority of the total shares voted in person or by proxy is required to elect directors and ratify or approve any other items being voted on, provided that a quorum of the shares is represented.

      Persons and groups who beneficially own in excess of 5 percent of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended, with the Company and the Federal Deposit Insurance Corporation. Based on such reports, management knows of no person who owned more than 5 percent of the outstanding shares of Common Stock as of March 7, 2003.

      The following table sets forth, as of March 7, 2003, certain information as to the shares of Common Stock beneficially owned by all executive officers and directors as a group.

                                     Beneficial Ownership (1)    % of Shares Outstanding
                                     ------------------------    -----------------------
All Executive Officers and
Directors as a Group (13 persons)         1,176,343 (2)                    9.36%

(1) Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals' spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.

(2) Includes 391,978 shares of common stock subject to outstanding stock options, which are exercisable within 60 days of March 7, 2003. Such options were granted under the Company's 1994 Incentive Stock Option Plan. See "Benefits - Stock Option Plan." Also includes 26,400 shares held in the Company's 401(k) Profit Sharing Plan. See "Benefits - 401(k) Profit Sharing Plan."

                     ITEM 1. ELECTION OF CLASS "A" DIRECTOR

      The Company's Board of Directors currently consists of seven directors, who are divided into three classes. The Company's by-laws provide that the number of directors in the class whose term expire at the time of the Meeting shall be elected to hold office for a term of three years. The Board of Directors has nominated the following person for election as director to serve a three-year term expiring at the Company's Annual Meeting of Shareholders in the year indicated above such person's name:

                                Term Ending 2006

                                 Jerol E. Andres

      It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominee for a term of three years. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of directors knows of no reason why the nominee might be unavailable to serve.

      The by-laws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Company not less than ten (10) days prior to the Meeting date along with a statement of the nominees background and business experience.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE LISTED ABOVE

                     INFORMATION WITH RESPECT TO NOMINEE AND
                         DIRECTORS WHOSE TERMS CONTINUE

      The following table sets forth the name of the nominee for election as director and those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each current director's age, the year he or she first became a director, and the number of shares of the Company's Common Stock beneficially owned as of March 7, 2003.

                                                                            Shares
                            Year First             Shares of     Stock      held in    Total Shares
                             Elected    Term to     Common      Options     401(k)      of Common     Percent
Director's Name      Age     Director   Expire       Stock    Exercisable    Plan      Stock Owned    of Class
---------------      ---     --------   ------       -----    -----------    ----      -----------    --------
Gary L. Hoffman      62        1984      2004       122,958       2,250         --       125,208       1.00%

Patricia L. Moss     49        1993      2004        94,815     124,304      8,117       227,236       1.81%

L.A. Swarens         70        1976      2004       253,122       2,250         --       255,372       2.03%

Gary L. Capps        67        1978      2005        80,659       2,250         --        89,909       0.66%

James E. Petersen    62        1986      2005        66,802       2,250         --        69,052       0.55%

Ryan R. Patrick      47        1998      2005         8,820       2,250         --        11,070       0.09%

Jerol E. Andres      59        1993      2006 (1)    11,660       2,250         --        13,410       0.11%

----------
(1)   Assuming the individual is re-elected.

      The principal occupation of each director of the Company for the last five years is set forth below. Unless otherwise stated, each director resides in the State of Oregon.

      Jerol E. Andres. Mr. Andres was elected to the board in 1993. Since 1988 Mr. Andres has served as CEO/President of Eagle Crest, Inc., a Central Oregon real estate development and resort. He is and has been active in the Central Oregon Community.

      Gary L. Capps. Mr. Capps has served as Chairman of the Board since 1984. Mr. Capps served as Executive Director of the Bend Chamber of Commerce and is currently an owner of Century 21 Gold Country Realty.

      Gary L. Hoffman, M.D. Dr. Hoffman is a partner in the Bend Surgery Center, principal of Deschutes Medical Products, Inc. and President of Grand Yachts Northwest, LTD. He has served as Vice Chairman of the Board since 2000 and is chairman of the Audit Committee. Dr. Hoffman practiced surgery at Bend Memorial Clinic from 1975 to 2000.

      Patricia L. Moss. Ms. Moss has served as President & CEO of the Bank and the Company since 1998. From 1987 to 1998 Mrs. Moss previously served as Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Secretary to the Board of Directors. She joined the Bank at its inception and has over 26 years of banking experience.

      Ryan R. Patrick, CPA. Mr. Patrick was elected to the board in 1998. Mr Patrick is currently a partner in the firm Patrick Casey & Co. LLP. His experience includes business and tax consultation services for a wide range of clients including individuals, corporations, partnerships, estates and trusts. From 1989 to 2000 Mr. Patrick was a partner in the certified public accounting firm Harrigan, Patrick, Price and Co. LLP

      James E. Petersen. Mr. Petersen serves as Assistant Secretary to the Board of Directors. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as General Counsel for the Company.

      L.A. Swarens. Mr. Swarens was an organizer and founder of the Bank. Mr. Swarens also serves as Chairman of the Director's Loan Committee of the Bank. From 1958 to 2001 Mr. Swarens owned and operated Arnie Swarens Town & Country Realty. He currently owns and operates RE/MAX Town & Country Realty in Sisters, Oregon.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors conducts its business through meetings of the Board and through its committees. During the fiscal year ended December 31, 2002, the Board of Directors of the Company and the Bank held 12 regular meetings, as well as numerous committee meetings. In 2002 directors attended 100% of Board of Directors meetings and at least 75% of all committees of the Board on which the director served.

      The Director's Loan Committee (Swarens as Chair) consists of any two non-management members of the Board. The President may be a Committee member when only one non-management member of the board is available. The Executive Officers are part of Loan Committee, which must approve all loans prior to Director's Loan Committee. A unanimous decision is required for approval. Director's Loan committee meetings are scheduled on an as needed basis. There were approximately 53 director loan committee meetings during the 2002 fiscal year.

      The Board of Directors of the Company has an Audit Committee consisting of Hoffman (Chair), Capps and Patrick. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the corporation. The purpose of the Committee is to serve as an independent and objective party to monitor the Company's financial reporting process and internal control system; review and appraise the audit effort of the Company's independent accountants and internal auditing department, maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department. The Audit Committee met 5 times during the 2002 fiscal year.

      The Trust & Wealth Management Committee was formed in 1999 and consists of Petersen, Patrick and Moss. The Committee provides general oversight supervision of the Trust Department of the Bank and Wealth Management activities. The Committee approves Trust Department policies, including the acceptance of trust assignments and the types of investments to be made with trust funds. The Trust Committee met 4 times during the 2002 fiscal year.

      The Compensation Committee is comprised of all non-management board members. The purpose of the committee is to analyze and determine executive and Company compensation policies and other compensation related items (i.e., profit sharing plans, benefit plans, etc.). The committee meets at least annually on an as-needed basis and met 4 times during the 2002 fiscal year.

                             EXECUTIVE COMPENSATION

      The following table sets forth all compensation received from the Company for the three fiscal years ended December 31, 2002, by the Company's Chief Executive Officer and the four most highly paid executive officers who were serving as executive officers at the end of 2002.

                           Summary Compensation Table

                                                                                Long-term
                                                                              Compensation
                                                    Annual compensation          Awards
                                                    -------------------       ------------
                                                                               Number of
                                                                               securities      All other
  Name and Principal                                                           underlying    Compensation
       Position                 Age       Year     Salary (1)     Bonus      Options (#) (2)      (3)
---------------------------------------------------------------------------------------------------------

Patricia L. Moss                49        2002     $260,000      $271,881        13,500         $72,208
President/ Chief Executive                2001      230,000       147,877        10,800          73,259
Officer/ Director                         2000      125,000       151,778        10,800          59,048

Michael J. Delvin               54        2002     $169,500      $156,475         9,000         $46,917
Executive Vice President/                 2001      146,833        87,906         9,000          38,146
Chief Operating Officer                   2000      105,000        78,612         9,000          32,990

Gregory D. Newton               51        2002     $130,000      $118,190         6,750         $32,520
Executive Vice President/                 2001      119,000        64,489         7,200          28,241
Chief Financial Officer/                  2000       89,000        56,489         7,200          25,530
Secretary

Frank R. Weis                             2002     $112,000      $110,140         6,000         $31,301
Executive Vice President/                 2001      100,000        58,338         7,200          26,912
Credit Administrator            52        2000       91,000        57,289         7,200          27,026

Peggy L. Biss                   44        2002     $110,000      $109,440         6,000         $23,379
Executive Vice President/                 2001       98,000        57,638         7,200          21,719
Human Resources                           2000       89,000        56,489         7,200          20,334

----------
(1) Includes amounts contributed by the named executive officer to the deferred compensation plan and 401(k) profit sharing plan.

(2) Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.

(3) Consists of the Company's contributions to the 401(k) profit sharing plan and accrued earnings related to the salary continuation plan for the benefit of the named executive officers. See "Benefits - 401(k) Profit Sharing Plan and Other Benefit Plans.

                       CONTINGENT COMPENSATION AGREEMENTS

      The Company has entered into change of control agreements with the officers listed in the Executive Compensation table. The term of these agreements is for a period of one year and shall automatically renew for additional one-year periods thereafter unless either party gives notice of termination to the other party on or before the expiration of the immediately preceding term. In the event of a change of control and a material adverse change in employment within one year of the change of control, the agreements pay an amount equal to a percentage of the "annualized includable compensation for the base period" as that term is defined in Section 280(G)(d) of the internal Revenue Code of 1986 as amended ("Code") or any successor section. The agreements also provide for the continuation of medical, dental, disability and life insurance benefits for one year. In addition, each officer shall become one hundred percent (100%) vested as to all stock options. The agreement for Moss pays an amount equal to two and one-half (2 1/2) times, Delvin pays an amount equal to two (2) times, Weis, Newton and Biss pay one and one-half (1 1/2) times.

                              DIRECTOR COMPENSATION

      Members of the Board of Directors (excluding the executive officers) receive $1,500 for attendance at each monthly Board meeting. The Chairman of the Board receives $1,850 for attendance at each monthly Board meeting. In addition, Directors receive $50 for attendance at each Director Loan Committee meeting and $250 for other committee meetings. In 2002, the Directors were each granted Non-Qualified Stock Options to purchase 2,250 shares (13,500 shares in aggregate) at a strike price of $10.77, which was the market value at date of grant.

                                  STOCK OPTIONS

      The following table sets forth information regarding options for the purchase of the Company's Common Stock, which were granted during 2002 to the executive officers named in the Executive Compensation summary table.

                          Option Grants in Fiscal 2002

                                Individual Grants
-----------------------------------------------------------------------------------------------------
                     Number of     % of total                                  Potential realizable
                    securities      options                                   value at assumed annual
                    underlying     granted to     Exercise or                  rates of stock price
                      options       employees     base price    Expiration    appreciation for option
     Name             granted    in fiscal year   ($/Sh) (1)       date                term
  ----------        ----------   --------------   -----------   ----------    -----------------------
                                                                                  5%           10%
                                                                              ---------     ---------

Patricia L. Moss      13,500         10.4%          $10.77      01/01/2012     $91,395       $231,660

Michael J. Delvin      9,000          6.9%          $10.77      01/01/2012     $60,930       $154,440

Gregory D. Newton      6,750          5.2%          $10.77      01/01/2012     $45,697       $115,830

Frank R. Weis          6,000          4.6%          $10.77      01/01/2012     $40,620       $102,960

Peggy L. Biss          6,000          4.6%          $10.77      01/01/2012     $40,620       $102,960

----------
(1) Exercise price equals fair market value @ date of grant and has been adjusted to reflect a three-for-two stock split declared in 2002.

      The following table sets forth information regarding option holdings for the year ended December 31, 2002 with respect to the executive officers named in the Executive Compensation summary table.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                       Shares                                                   Value of unexercised
                      Acquired                    Number of unexercised             in-the-money
                         On         Value         Options at FY-End (#)       options at FY-End ($) (1)
                      Exercise     Realized       ---------------------       -------------------------
Name                    (#)          ($)       Exercisable   Unexercisable   Exercisable   Unexercisable
----                  --------     --------    -----------   -------------   -----------   -------------

Patricia L. Moss       18,000      $185,175      136,247             --      $1,173,295            --

Mike Delvin                --            --       26,523         11,367      $  142,466       $61,057

Gregory D. Newton          --            --       41,940             --      $  234,072            --

Frank R. Weis           1,642      $ 19,548       69,038             --      $  559,983            --

Peggy L. Biss           8,500      $114,920       77,578             --      $  667,233            --

----------
(1) On December 31, 2002, the fair market value of the Company's Common Stock was $13.94. For purposes of the foregoing table, stock options with an exercise price less than the fair market value are considered to be "in-the-money" and are considered to have a value equal to the difference between the fair market value and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

                          COMPENSATION COMMITTEE REPORT

      The intention of the Compensation Committee Report is to describe, in general terms, the Company's compensation philosophy and the process the Committee undertakes and the matters it considers in determining the appropriate compensation strategy for the Company, including for the executive officers who are named in the enclosed Summary Compensation Table (the "Named Executives"). The Committee is comprised of all non-management board members.

      The Committee believes that attracting and retaining highly qualified executive officers and other personnel through competitive compensation arrangements is a strategic advantage that enhances long-term shareholder value. Compensation programs emphasize rewards for outstanding contributions to the Company's growth and success, and align incentives with the best interests of the Company's shareholders.

      Compensation Philosophy

      o To attract and retain highly qualified personnel by maintaining competitive compensation packages;

      o To motivate personnel to achieve and sustain high performance levels that contribute to long-term shareholder value;

      o To establish compensation packages wherein a significant portion of executive and senior officer compensation is dependent upon the Company's strong and sustained financial performance.

      Executive Compensation:

      The Compensation Committee hires and utilizes an independent compensation consultant to assist in its development, assessment and deliberations with respect to executive compensation programs. The consultant facilitates the collection and analysis of peer group compensation survey data and provides expertise and other market-based input regarding executive compensation. The Committee analyzed the current and historical bank financial performance results of Cascade Bancorp as compared to the banking industry and peer group. The Committee observed that the relative performance of Cascade Bancorp has been sustained at very high levels compared to the industry and peer bank group. Accordingly, it concluded that in order to retain, reward and motivate executives, total compensation (including salary, bonus, and ownership interests) should be benchmarked against the 75th percentile of comparable peer bank compensation. The Committee further determined that total compensation should include a substantial component of variable pay that would provide ongoing incentives to continue the Company's premier performance. This variable component would produce a higher level of total executive compensation when positive performance is achieved, but would also limit compensation under a situation of less satisfactory financial performance. Thus, the Committee adopted a competitive base salary benchmark in a range of the 50th to 65th percentile, the balance of compensation being in the form of variable pay linked to relative achievement of profitability targets.

      The elements of the Company's compensation of executive officers include:
(1) annual cash compensation in the form of base salary and incentive bonuses,
(2) long-term incentive compensation in the form of Salary

Continuation Agreements, (3) long-term incentive compensation in the form of stock options granted under the Company's Incentive Stock Option Plans; and (4) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer contributions under the Company's 401(k) Profit Sharing Plan. Annual bonus and incentive stock options are awarded to executive officers and key employees based upon a percentage achievement of targeted Company financial and growth goals as established annually by the Board. Such targets are believed to be long term determinants of shareholder value, including net income, earnings per share and return on equity.

                  DESCRIPTION OF COMPENSATION AND BENEFIT PLANS

      Bonus Plan. The Company believes that an incentive bonus based on earnings motivates management/officers to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. The management incentive bonus program is at the discretion of the Board. Specific programs are developed by management and are approved annually by the Board of Directors.

      Stock Option Plan. On December 17, 2001, the Board of Directors approved the 2002 Incentive Stock Option Plan (the "2002 Plan") and the 2002 Plan was approved by shareholders at the Company's 2002 Annual Meeting. Prior to this, the Company has had in effect an incentive stock option plan since 1994.

      The purpose of the 2002 Plan is to promote the long-term interest of Cascade Bancorp (the "Company"), its subsidiaries and its shareholders by providing a means whereby key employees and directors of the Company who contribute materially to the success and profitability of the Company may be granted incentive stock options and/or nonqualified stock options to purchase the Common Stock of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, enhancing their personal interest in the Company's continued success and performance. This program will also assist the Company and its subsidiaries in attracting and retaining key employees and qualified corporate directors. The Company believes that employees and directors who own shares of the Company's common stock will have a closer identification with the Company and greater motivation to work for the Company's success by reason of their ability as shareholders to participate in the Company's growth and earnings. The options granted under this plan may be incentive stock options (ISO's), as defined in Section 422 of the Code, or nonqualified options (NSO's) taxed under Section 83 of the Code.

      The option price of ISO's is the fair market value at the date of grant and the option price of NSO's is to be at a price not less than 85% of fair market value at the date of grant and historically have been granted at 100% of market value. All expire after a period of ten years. Generally, options become exercisable in varying amounts based on years of employee service and/or vesting schedules in the manner and at the time or times specified by the Compensation Committee at the time of grant. As of December 31, 2002, ISO's for 756,300 shares were outstanding at option prices ranging from $1.27 to $13.67 per share, and NSO's for 17,742 shares were outstanding at option prices ranging from $3.66 to $10.77 and 641,202 shares remained available for future grant.

      401(k) Profit Sharing Plan. The purpose of the Employees' 401(k) Profit Sharing Plan (the Plan) is to reward eligible employees for long and loyal service, and to provide incentives to employees that encourage employment retention and participation in the growth and increased profitability of the Company. Employees who are 18 years of age become eligible to participate upon completion of (6) months or 1,000 hours of service. Per IRS guidelines, employees may contribute up to 100% of their salary to the Plan on a pre-tax basis. Annually, and at the discretion of the Board, a matching cash contribution up to 6% of the amount of the employee's base salary will be set aside on their behalf. In addition, the Board of Directors may make a discretionary profit sharing contribution whereby eligible employees may receive cash or defer through the Plan. Employees are 100% vested in their contribution to the Plan and are fully vested in the Company's contributions under the Plan after five years of service to the Company. Employees are entitled to withdraw funds from the Plan upon retirement, death, disability, termination of employment, or in the case of certain defined instances of hardship. In addition, 401(k) participants are permitted to apply for and, with approval, borrow funds against 50% of the vested balance of their account through a loan program within the 401(k) Profit Sharing Plan.

      Other Benefit Plans. The Bank has deferred compensation plans for the Board and certain key executives and managers, a salary continuation plan for certain key executives and a fee continuation plan for the Board. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred compensation plus interest is generally payable upon termination in either a lump sum or monthly installments.

      The salary continuation plan for certain key executives and managers and the fee continuation plan for the Board, provide defined benefits to the participants upon termination. The defined benefits for the key executives and the Board are for periods of fifteen years and ten years, respectively. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination in either a lump sum or monthly installments.

      The plans also include death benefit provisions for certain participants. To assist in the funding of the plans, the Bank has purchased life insurance policies on most of the participants for which the Bank is named as beneficiary. The cash surrender value of these policies at December 31, 2002 was approximately $7.9 million. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. Interest is earned on the insurance policies to substantially offset the ongoing annual expense of the salary continuation and fee continuation plans.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee is composed of three outside directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealer's listing standards. The Committee operates under a written charter adopted by the Board of Directors.

      Authority, responsibility, and accountability for the design, implementation, and ongoing monitoring of internal controls, compliance with laws and regulations, and financial reporting are vested in management. The Audit Committee's responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

      With respect to the year ended December 31, 2002, in addition to its other work, the Committee:

o Reviewed and discussed with management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2002 and the year then ended;

o Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended;

o Received from Symonds, Evans & Company, P.C. written affirmation of their independence. In addition, discussed with the auditors the firm's independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

      The Committee recommended, based on the review and discussion summarized above, that the Board of Director's include the audited consolidated financial statements in Cascade Bancorp's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission.

                                    AUDITORS

      Symonds, Evans & Company, P.C. ("Symonds") served as the Company's independent auditors for the fiscal year ended December 31, 2002. A representative of Symonds will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Audit Fees

      The Company paid Symonds a total of $51,550 for professional services rendered in connection with the audit of the Company's financial statements for 2002 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the first three quarters of 2002.

Financial Information Systems Design and Implementation Fees

      Symonds performed no information systems design or implementation services for the Company in 2002.

All Other Fees

      The Company paid Symonds a total of $23,301 for all other services rendered to the Company and its subsidiaries during 2002, primarily for work related to Company tax returns and required 401K Plan audit.

      ITEM 2. APPROVAL OF THE FIRST AMENDMENT TO THE 2002 STOCK OPTION PLAN

Purpose of Amendment

      In April of 2002 shareholders approved the 2002 Cascade Bancorp Incentive Stock Option Plan (Plan), which authorized a certain number of shares for the purpose of granting stock options to officers, key employees and directors of the Company. The plan was established to reward persons who contribute to the success and profitability of the Company and to give such persons a proprietary interest in the Company, thereby enhancing their personal interest in the Company's continued success. This plan also assists the Company in attracting and retaining key employees and qualified corporate directors.

      To further this purpose, and based upon the recommendation of the Company's independent compensation consultant, the directors recommend this amendment which enables and authorizes the compensation committee to also grant shares of restricted stock in addition to stock options under the terms of the Plan. Restricted stock shares must be granted at the fair market value of common stock on the date of grant and would generally be subject to vesting requirements and other restrictions as determined by the compensation committee. The amendment does not alter the total number of shares available under the plan, and limits restricted stock grants to 30% of the total shares available under the plan. On January 20, 2002, the Board of Directors approved the First Amendment to the Cascade Bancorp 2002 Stock Option Plan and directed that this amendment be submitted to the Company's shareholders for consideration at the Annual Meeting.

      Shareholders are urged to read the actual text in its entirety of the First Amendment to the Cascade Bancorp 2002 Incentive Stock Option Plan as set forth in Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE FIRST AMENDMENT TO THE 2002 STOCK OPTION PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2002, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.5 million, which represented approximately 4.7% of the Company's consolidated stockholders' equity at that date.

      James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp Petersen LLP, and serves as general counsel to the Company and the Bank.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file an initial report of their ownership of the Company's securities on Form 3 and report changes in their ownership of the Company's securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

      Based solely upon the Company's review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2002, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 2002 on a timely basis.

                      INFORMATION AVAILABLE TO SHAREHOLDERS

      The Company's 2002 Annual Report including Form 10-K is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and the Company's filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or Email cascades@botc.com.

      Information available on Company's website: All forms filed with the SEC and additional shareholder information is available free of charge on the Company's website: www.botc.com (select/click on "Investment Information" on the left side of the screen). Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

                              SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than December 31, 2003. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Exchange Act.

                                  OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

      The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or fax. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company's stock to execute proxies.

                                          By Order of the Board of Directors

                                          /s/ Gregory D. Newton

                                          Gregory D. Newton
                                          SECRETARY
Bend, Oregon
March 18, 2003

                                   APPENDIX A

                             FIRST AMENDMENT TO THE
                                 CASCADE BANCORP
                        2002 INCENTIVE STOCK OPTION PLAN

      THIS AMENDMENT was adopted on the 20th day of January, 2003, by the Board of Directors ("Board") of CASCADE BANCORP, a bank holding company located in Bend, Oregon (the "Company").

      On December 17, 2001, the Board adopted the 2002 Incentive Stock Option Plan ("Plan") in order to reward key employees and directors who contribute materially to the success and profitability of the Company. Pursuant to Section 15 of the Plan, the Board hereby amends the Plan to add Restricted Stock, to authorize issuance of Restricted Stock to certain officers, key employees and directors of the Company, and to limit the total amount of shares available for issuance as restricted stock. Therefore, the revisions set forth below shall be made to the Plan.

      The Plan name shall be revised to read as follows:

                                 CASCADE BANCORP
                           2002 EQUITY INCENTIVE PLAN

      Section 1 of the Plan shall be revised to read as follows:

Section 1. Purpose. The purpose of the Cascade Bancorp Equity Incentive Plan ("Plan") is to further the interest of Cascade Bancorp (the "Company"), its subsidiaries and its shareholders by providing a means whereby key employees and directors of the Company or of any subsidiary who contribute materially to the success and profitability of the Company may be granted either Restricted Stock or incentive and/or nonqualified stock options to purchase the Common Stock (as defined in Section 3) of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, enhancing their personal interest in the Company's continued success and performance. This program will also assist the Company and its subsidiaries in attracting and retaining key employees and qualified corporate directors. The options granted under this Plan may be incentive stock options, as defined in Section 422A of the Code, or nonqualified stock options taxed under Section 83 of the Code, from time to time.

      Section 2(g) of the Definitions shall be revised to read:

2(g) "Date of Grant" means the date on which the Committee grants an Option or share(s) of Restricted Stock.

      Sections 2(r) and 2(s) of the Definitions shall be renumbered as Section 2(s) and 2(t), respectively, and a new Section 2(r) shall be inserted as follows:

2(r) "Restricted Stock" means Common Stock granted to a Participant pursuant to the Plan, which may be forfeitable and/or have restrictions on transfer in any form as defined in Section 5.

      Section 4 of the Plan shall be revised to read as follows:

Section 4. Shares Subject to the Plan. The stock subject to this Plan shall be the Company's Common Stock, presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 13 hereof, the aggregate amount of Common Stock to be granted under this Plan shall not exceed 630,000 shares as such Common Stock was constituted on the effective date of this Plan. The percentage of Common Stock available for issuance as Restricted Stock under this Plan shall at no time exceed 30% (189,000) of the total number of all shares of Common Stock authorized for issuance under this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, cancelled, or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, cancelled or terminated options.

Sections 5-15 of the Plan shall be renumbered as Sections 6-16 and a new Section 5 shall be inserted to read:

Section 5. Restricted Stock. The Committee shall, from time to time, select particular employees and Directors of the Company and its Subsidiaries to whom the Restricted Stock is to be granted and/or distributed in recognition of each such Participant's contribution to the Company's or the Subsidiary's success.

      (a) Grant of Stock. All grants of Restricted Stock under this Section 5 shall be awarded by the Committee. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement setting forth the total number of Shares subject to restrictions, the grant price, , and such other term and conditions as are approved by the Committee, but, except to the extent permitted herein, are not inconsistent with the Plan.

      (b) Grant Value. The value for Restricted Stock shall be equal to the Fair Market Value per share of the Common Stock on the Date of Grant.

      (c) Grant Period. The grant period will begin and terminate on the respective dates specified by the Committee, but may not terminate later than ten years from the Date of Grant. The Committee may provide for the vesting of Restricted Stock in installments and upon such terms, conditions and restrictions as it may determine. In addition to the provisions contained elsewhere herein concerning automatic acceleration of unvested installments of Restricted Stock, the Committee shall have the right to accelerate the time at which any Restricted Stock granted to an employee shall become vested.

      (d) Limitation on Stock Available for Issuance as Restricted Stock. The percentage of Common Stock available for issuance as Restricted Stock under this Plan shall at no time exceed 30% (189,000) of the total number of all shares of Common Stock authorized for issuance under this Plan.

      IN WITNESS OF THE ABOVE, the Company hereby consents to this First Amendment.

CASCADE BANCORP

By
        --------------------------------

Title
        --------------------------------

CASCADE BANCORP
1100 NW WALL STREET
BEND, OR 97701
CASCADE BANCORP

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cascade Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
--------------------------------------------------------------------------------
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASCADE BANCORP

Vote On Director

1. ELECTION OF ONE CLASS "A" DIRECTOR:
(The Board of Directors recommends a vote "FOR" the nominee listed below)

NOMINEE:          Jerol E. Andres

For          |_|
Against      |_|
Abstain      |_|

Vote On Proposal

2. APPROVAL OF THE FIRST AMENDMENT TO
   THE 2002 STOCK OPTION PLAN (Directors
   recommend a vote "FOR" this proposal)

For          |_|
Against      |_|
Abstain      |_|

3. To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or Limited Liability Company, then please sign in the entity name by authorized person.

Please indicate if you plan to attend this meeting

Yes |_|
No  |_|


---------------------------------------         ---------------
Signature [PLEASE SIGN WITHIN BOX]              Date

---------------------------------------         ---------------
Signature (Joint Owners)                        Date


Back

                                      PROXY

                                 CASCADE BANCORP
                               1100 NW WALL STREET
                               BEND, OREGON 97701

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints GARY L. CAPPS and PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on April 21, 2003, at 5:30 p.m. PDT, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.